                                                                   Exhibit 10.35

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (the "Agreement") is entered into and effective as of October 15, 2001 (the "Effective Date"), by and between DIADEXUS, INCORPORATED, a Delaware corporation having its principal place of business at 343 Oyster Point Boulevard, South San Francisco, California 94080-1913 U.S.A. ("diaDexus"), and QUEST DIAGNOSTICS, INCORPORATED, a Delaware corporation having its principal place of business at One Malcolm Avenue, Teterboro, New Jersey 07608 ("Quest"). diaDexus and Quest are referred to herein individually as a "Party" or, collectively, as "Parties."

                                    RECITALS

         WHEREAS, diaDexus has developed a blood test known as the Cathepsin K ELISA Test (as defined below) to detect and quantify the Cathepsin K protein in serum, and holds rights to certain intellectual property in and to the Cathepsin K ELISA Test; and

         WHEREAS, Quest has expertise in performing laboratory tests and wishes to license from diaDexus the rights to use the Cathepsin K ELISA Test for clinical diagnostic "homebrew" testing and for research purposes, including clinical trials, under the terms and conditions set forth herein; and

         WHEREAS, Quest has acquired certain rights from SmithKline Beecham Clinical Laboratories by assignment pursuant to Amendment No. 3, dated July 28, 1999, to the Collaboration and License Agreement, dated September 2, 1997, as amended, among diaDexus, SmithKline Beecham Corporation and Incyte Pharmaceuticals ("Amendment No. 3"); and

         WHEREAS, Quest wishes to enter into this Agreement on the terms and conditions set forth herein notwithstanding any contrary or different terms set forth in Amendment No. 3.

         NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         Capitalized terms not otherwise defined herein will have the meaning set forth below:

         1.1 "AFFILIATE" with respect to either Party, means any Person controlling, controlled by, or under common control with such Party. For the purposes of this Section 1.1 only, "control" refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person; provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests. Notwithstanding the foregoing, Quest's Affiliates shall include, without limitation, Sonora Quest.
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         1.2 "ANTICIPATED TEST" shall have the meaning assigned to it in Section
4.2(c).

         1.3 "ASRS" means the analyte-specific reagents listed in Exhibit C.

         1.4 "CDX FIELD" means clinical diagnostic testing services performed by a reference laboratory using a test on human samples, the results of which are provided to hospitals, physicians, payers, and/or patients for use in the clinical management of patients.

         1.5 "CATHEPSIN K ELISA TEST" means the test to detect and quantify levels of cathepsin K in clinical samples and covered by the Licensed Intellectual Property.

         1.6 "CLINICAL TRIAL" means a human clinical trial in any country that is intended to evaluate the safety and/or efficacy of a therapeutic compound and/or treatment, including, without limitation, trials that satisfy the requirements of Title 21 of the United States Code of Federal Regulations, Part 312.21, or its foreign equivalent.

         1.7 "CONFIDENTIAL INFORMATION" means any scientific, technical, trade or business information which is disclosed orally, in writing or other tangible form by one party to the other, recipient party pursuant to this Agreement and is identified as confidential at the time of disclosure and, if disclosed orally, confirmed in writing to the receiving Party within thirty (30) days of such disclosure. This Agreement imposes no obligation upon a recipient party with respect to Confidential Information that falls within one or more of the exceptions listed in Sections 8.1(a) through (e).

         1.8 "CONTROL" means, with respect to an item of Information or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

         1.9 "DIADEXUS KNOW-HOW" means all Confidential Information Controlled by diaDexus as of the Effective Date and during the term of this Agreement that relates to the diaDexus Patents and is necessary to use the Cathepsin K ELISA Test, but excluding any Information that diaDexus is restricted from disclosing due to confidentiality obligations to a Third Party.

         1.10 "DIADEXUS PATENTS" means all of the Patent Rights to the patents set forth on Exhibit A

         1.11 "IMPROVEMENTS" shall mean any improvements or developments (whether patentable or not) to technology included within the Licensed Intellectual Property that are Controlled by diaDexus during the term of this Agreement.

         1.12 "LICENSED INTELLECTUAL PROPERTY" shall mean the following: (a) the diaDexus Patents; (b) the diaDexus Know-How; and (c) the Improvements.

         1.13 "INFORMATION" means any data, results, inventories, information, know-how, processes, machines, trade secrets, techniques, methods, development, material, or compositions of matter of any type or kind.

         1.14 "NET REIMBURSED AMOUNT" means the gross revenue invoiced by Quest and its Affiliates for serviced performed for Third Parties under the license rights granted in Section 2.1, less the following deductions actually allowed or taken: (a) the amount of any discounts, commissions, refunds, replacements, allowances or credits allowed to purchasers, customers, Third Party payors or otherwise (including, without limitation, in respect of invalid results or retroactive price reductions), (b) the amount of any freight and postage charges, insurance and other shipping charges; and (c) the amount of any sales, use and transportation taxes, customs duties and any other governmental taxes or charges, including, without limitation, value added taxes (but excluding income taxes based on the income of Quest and its Affiliates). For purposes of determining Net Reimbursed Amount, when a service is sold in combination with other services, components, products or processes, then the computation of Net Reimbursed Amount shall be based on the average price charged during the applicable period for the service provided under this Agreement when such service is separately invoiced or priced (and, in the event such service was not separately invoiced or priced during the applicable period, the Net Reimbursed Amount computation shall be based on the relative fair market prices which Quest would have charged (in Quest's reasonable discretion) to an unrelated purchaser in an arm's length transaction for the service at issue versus the other services, components, products or processes involved).

         1.15 "PATENT RIGHT" means the Valid Claims of: (i) all issued and existing letters patent, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; and (ii) all pending applications, including any provisional applications, converted provisional applications, continuing prosecution applications and continuation, divisional, or continuation-in-part applications thereof, for any of the foregoing.

         1.16 "PERFORMED TEST" means a single test performed by Quest or any of its Affiliates using the Cathepsin K ELISA Test within the cDx Field or rDx Field on a single individual sample.

         1.17 "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, limited liability company, partnership or other business entity, or any government or agency or political subdivision thereof.

         1.18 "RDX FIELD" means use in in vitro diagnostic testing services in Clinical Trials.

         1.19 "TERRITORY" means Argentina, Brazil, Germany, Italy, Mexico, the United Kingdom, and the United States.

         1.20 "THIRD PARTY" means any Person other than diaDexus, Quest or Affiliates of either of them.

         1.21 "TRADEMARKS" means the trademarks and service marks listed in Exhibit B (and as such Exhibit may be amended after the Effective Date in writing by mutual agreement of the Parties), and any state, federal or other registrations or applications pertaining thereto.

         1.22 "VALID CLAIM" means: (a) a claim of an issued and unexpired patent in the Territory which patent has not lapsed or been abandoned and which claim has not been canceled or declared invalid by an unreversed decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or binding admission by diaDexus or its Affiliates in a judicial or administrative proceeding; or (b) a claim of a pending patent application in the Territory.

                                   ARTICLE 2.
                                 LICENSE GRANT

         2.1 COMMERCIAL LICENSE. Subject to the terms of this Agreement, diaDexus hereby grants to Quest and its Affiliates an exclusive license (without the right to grant sublicenses) in the Territory to the Licensed Intellectual Property to: (a) confirm performance of the Cathepsin K ELISA Test pursuant to
Section 5.1; and (b) use the Cathepsin K ELISA Test to offer and provide services within the cDx Field and the rDx Field.

         2.2 TRADEMARK LICENSE. Subject to the terms and conditions of this Agreement, Quest and its Affiliates shall have the right to use the Trademarks, solely in connection with the use of the Cathepsin K ELISA Test within the rights set forth in Section 2.1, and in compliance with the trademark policy of diaDexus. Quest shall submit all proposed representations of the Trademarks to diaDexus for approval, which approval shall not be unreasonably withheld or delayed.

         2.3 NO OTHER RIGHTS. Except for the rights expressly granted under this Agreement, no right, title or interest of any nature whatsoever is granted by either Party to the other Party.

                                   ARTICLE 3.
                                  CONSIDERATION

         3.1 PAYMENTS BY QUEST.

                  (a) LICENSE FEE. In partial consideration for the licenses granted pursuant to Article 2, Quest shall pay diaDexus a license fee of Fifty Thousand United States Dollars (US$50,000), payable as follows:

                           (1) Twenty-Five Thousand United States Dollars
(US$25,000) within five (5) business days after the Effective Date; and

                           (2) Twenty-five thousand United States Dollars
(US$25,000) within four (4) months of successful completion of the validation testing pursuant to Section 5.1.

                  (b) REAGENT PRICING. In consideration for the ASRs supplied pursuant to Section 4.1, Quest shall pay diaDexus Five United States Dollars (US$5) per Anticipated Test; provided, however, that Quest shall not be required to pay for that quantity of ASRs which is reasonably necessary to confirm performance of the Cathepsin K ELISA Test pursuant to Section 5.1.

                  (c) ROYALTY. In addition to the payments set forth in Section
3.1 (a) and (b) above and in partial consideration for the licenses granted pursuant to Article 2, Quest shall pay diaDexus royalties as follows:

                           (1) ten percent (10%) of the Net Reimbursed Amount
generated by use in the cDx Field; and

                           (2) twenty percent (20%) on the Net Reimbursed Amount
generated by use in the rDx Field.

                  (d) THIRD PARTY ROYALTIES. If diaDexus deems it necessary, in its good faith reasonable judgment, that it is necessary to obtain a license of intellectual property from a Third Party in order to avoid or eliminate infringement arising from the exercise of the rights granted in Article 2, then:
(i) diaDexus shall notify Quest in writing of such determination, and the basis therefore; (ii) diaDexus shall use commercially reasonable efforts to obtain such license (including sublicense rights); (iii) if successful in obtaining such license, diaDexus shall sublicense such rights to Quest and its Affiliates, in the Territory in the cDx Field and rDx Field, for the remainder of the term of this Agreement and, in consideration for such sublicense, Quest shall pay diaDexus, in addition to the payments set forth in Sections 3.1 (a) through (c), one-half (1/2) of all consideration owed by diaDexus to such Third Party for such license and arising from Quest's exercise of such rights; provided, however, that if Quest's share of Third Party royalties is greater than five percent (5%) and up to ten percent (10%), then the Parties will negotiate in good faith to adjust the terms and conditions of this Agreement to make the commercialization of the Cathepsin K ELISA Test profitable for both Parties; and, provided further, that if Quest's share of Third Party royalties is greater than ten percent (10%), Quest shall have the right to terminate this Agreement upon thirty (30) days written notice to diaDexus.

                  (e) PAYMENT SCHEDULE; REPORTS. Quest shall make all payments to diaDexus as follows: (i) payments pursuant to Section 3.1(b) within thirty
(30) days after receipt by diaDexus of the purchase order for ASRs as set forth in Section 4.2(c); and (ii) payments pursuant to Sections 3.1(c) and 3.1(d) on a semiannual basis within thirty (30) days after the last day of each calendar period in which the applicable Net Reimbursed Amount occurred. Quest shall provide diaDexus, with each such payment, a written report setting forth in reasonable detail the calculation of the amounts due, including, without limitation, the number of Anticipated Tests associated with each order of ASRs and the number of Performed Tests completed during such quarter and whether each such Performed Test was within the cDx Field or the rDx Field.

         3.2 PAYMENT TERM. The payments under Section 3.1 shall be due until the earlier of: (i) the expiration or termination of this Agreement; or (ii) the last to expire of any Valid Claim within the diaDexus Patents claiming the Cathepsin K ELISA Test.

                                   ARTICLE 4.
                                     SUPPLY

         4.1 SUPPLY OF REAGENTS. Quest shall purchase from diaDexus, and diaDexus agrees to use commercially reasonable efforts to sell to Quest, Quest's requirements for the ASRs to perform each Anticipated Test. The pricing of the ASRs shall be as specified in Section 3.1(b) and the price shall remain fixed during the term of this Agreement, unless modified in writing by mutual agreement of the Parties. Subject to the terms of this Agreement, including, without limitation, Section 3.1(b), diaDexus shall use commercially reasonable efforts to supply Quest with Quest's good faith requirements of ASRs solely as necessary for the purposes of performing the tests permitted under Section 2.1; provided, however, that Quest shall expend such ASRs in a commercially reasonable manner and solely for the purpose of exercising the licenses granted pursuant to Section 2.1 of this Agreement.

         4.2 ORDERS.

                  (a) ORDER PERIOD. diaDexus shall supply Quest with ASRs on a quarterly basis.

                  (b) FORECASTS; ORDERS. Not less than thirty (30) days before the first day of each calendar quarter (commencing on the first calendar quarter in which Quest orders ASRs from diaDexus pursuant to Section 4.1), Quest shall prepare and provide diaDexus with a written, rolling forecast of Quest's requirements for each ASR for each of the subsequent four (4) quarters. In each such forecast, the stated requirements for the first quarter shall be deemed an order by Quest.

                  (c) FORM OF ORDER. Quest shall request ASRs under this Article 4 by submitting a forecast pursuant to Section 4.2(b) and a purchase order to diaDexus. Each such purchase order shall be in writing in a form reasonably acceptable to diaDexus, and shall specify, in addition to the quantity of each ASR ordered, a good faith estimate of the number of tests that such ASRs can be used for (each, an "Anticipated Test"), the place of delivery and the required delivery date therefor, which date shall be not be less than thirty (30) days after the date such forecast and purchase order is received by diaDexus. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

         4.3 SHIPMENT. All ASRs supplied under this Agreement shall be packaged by diaDexus in a commercially reasonable manner and shipped FOB diaDexus' facilities, shipping prepaid and added to invoice. Title and risk of loss and damages to the ASRs purchased by Quest hereunder shall pass to Quest upon transfer of such ASRs to the carrier designated by Quest. Quest shall pay all freight, insurance and inspection charges and fees applicable to the transport of the ASRs under this Article 4.

         4.4 DELIVERY. diaDexus agrees to ship ASRs as set forth in Section 4.2(b). All deliveries shall be made consistent with the purchase order and shall be accompanied by a packing slip identifying: (i) the items shipped with corresponding manufacturer's product number(s); (ii) the quantities shipped; and
(iii) the Quest purchase order number.

         4.5 INSPECTION. Quest shall have the right to inspect ASRs upon delivery. Any inspection, sampling or testing by Quest of ASRs prior to shipment by diaDexus shall not be construed as acceptance of such ASRs by Quest. Duplicate shipments and over shipments will be returned to diaDexus, at no cost to Quest. ASRs that pass Quest's inspection standards shall be considered accepted.

         4.6 REJECTION AND CURE. If a shipment of ASRs pursuant to this Article 4, or any portion thereof, is spoiled, damaged or defective, then Quest shall have the right to reject such shipment or the portion thereof that fails so to conform, as the case may be, within thirty (30) days of Quest's receipt of such ASRs. Quest shall give written notice to diaDexus of its rejection hereunder within thirty (30) days after Quest's receipt of such shipment, specifying the grounds for such rejection. Quest shall hold such rejected shipment, or portion thereof, for disposition by diaDexus. diaDexus shall use its commercially reasonable efforts to cure such rejection or replace such rejected reagents within thirty (30) days after receipt of written notice of rejection.

         4.7 USE OF REAGENTS. Quest shall use the ASRs supplied pursuant to
Article 4 in compliance with all applicable laws and regulations, including without limitation any and all laws or regulations relating to the storage, use and transportation or other authorized use of such reagents.

         4.8 WARRANTY. diaDexus warrants that all the ASRs delivered to Quest pursuant to this Agreement shall: (i) be free from defects in material and workmanship; (ii) be manufactured in accordance with applicable laws and regulations; and (iii) comply with specifications provided by diaDexus to Quest, including, without limitation, the package inserts for such ASRs.

         4.9 NOTIFICATION: PRODUCT DEFECTS, WARNINGS OR RECALLS. In the event any ASRs do not comply with Section 4.8, Quest shall give written notice to diaDexus of the claimed nonconformance. diaDexus shall promptly notify Quest throughout the term of this Agreement regarding any and all material issues, problems or concerns of which diaDexus is aware regarding the quality or performance of the ASRs, including, but not limited to, product defects, warnings or recalls, and communications from any government or regulatory agency regarding such ASRs. diaDexus will be responsible for notifying Quest in writing of any material issue, problem, or concern known to diaDexus regarding Quest's purchases of ASRs under this Agreement. diaDexus agrees to cooperate with Quest in discussing proposed corrective action plans and preventative measures to be implemented for the future with respect to such issues, problems or concerns.

         4.10 REWORK REIMBURSEMENT. In the event that Quest determines, in good faith and after consultation with diaDexus, that defects in the ASRs are such that Quest must repeat tests already performed for Third Parties, diaDexus will reimburse Quest for the cost of replacement ASRs reasonably necessary to perform such repeat testing. Quest and diaDexus will review the actions necessary to perform the rework and will negotiate in good faith a basis for calculating the costs referred to above. This section 4.10 will also apply to ASRs subject to a diaDexus initiated or governmental agency recall.

         4.11 TECHNICAL TELEPHONE SUPPORT. diaDexus shall maintain one (1) or more sufficiently trained and qualified technical service personnel during the term of this Agreement to provide, at no cost to Quest, reasonably available technical support for ASRs purchased by Quest under this Agreement. Technical support shall include, but not be limited to, phone access to a technical representative of diaDexus during regular Pacific Time business hours.

         4.12 LIMITATION OF LIABILITY. Except as specifically set forth above:
DIADEXUS'S SOLE LIABILITY TO QUEST, AND QUEST'S SOLE REMEDY UNDER ARTICLE 4, SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING ASRs. IN NO EVENT SHALL DIADEXUS BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL,

SPECIAL OR CONSEQUENTIAL DAMAGES DIRECTLY OR INDIRECTLY ARISING OUT OF ITS OBLIGATIONS UNDER SECTION 4.

         4.13 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, DIADEXUS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASRs, AND DIADEXUS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

                                   ARTICLE 5.
                               COMMERCIALIZATION

         5.1 PERFORMANCE CONFIRMATION. Quest shall confirm performance of the Cathepsin K ELISA Test using proper scientific and laboratory procedures applicable to such testing, and shall use commercially reasonable efforts to complete such testing within sixty (60) days after Quest's receipt from diaDexus of the ASRs and diaDexus Know-How reasonably necessary to perform such testing. Within two (2) business days after completion by Quest of such testing, Quest shall notify diaDexus in writing whether it believes such performance confirmation was successful or unsuccessful and, if unsuccessful, shall provide diaDexus any and all data and other Information upon which Quest bases such conclusion. If the Parties disagree about whether such performance confirmation has been successful or unsuccessful, the Parties agree to discuss in good faith additional testing or other data or Information supplied by diaDexus.

         5.2 QUEST RESPONSIBILITIES - CLINICAL STUDIES AND REIMBURSEMENT Assistance. Quest shall, using specimens and/or testing services provided by Quest at its sole cost and expense, perform the following: (i) characterize new biochemical markers against comparable, pre-existing biochemical markers; (ii) provide samples of human tissues for clinical correlation by Quest; (iii) assist in the design and execution of clinical studies necessary for clinical validation of such markers; and (iv) use commercially reasonable efforts to publish in appropriate scientific journals the results of such validations. Quest shall perform a pharmacoeconomic analysis of the utility of the new biochemical markers identified pursuant to this Section 5.2 and shall use commercially reasonable efforts to obtain reimbursement codes for such markers. Quest shall provide diaDexus any and all information generated from the performance by Quest of its responsibilities set forth in this Section 5.2.

         5.3 QUEST RESPONSIBILITIES - MARKETING. Quest shall, at its sole cost and expense, use commercially reasonable efforts to market the number of Performed Tests that it performs each quarter, including, without limitation, the following: (i) providing training regarding the scientific basis and utility of the Cathepsin K ELISA Test to Quest sales personnel; (ii) positioning and marketing the Cathepsin K ELISA Test to health management organizations; and
(iii) recruiting academic associates, specific sales and marketing personnel, and committing sufficient resources, in order to educate the medical community and create demand for the Cathepsin K ELISA Test, including, without limitation, through domestic trade shows, medical specialty meetings, web portals, and sales visits to physicians in all markets in the Territory.

         5.4 INFORMATIONAL MATERIALS. diaDexus and Quest shall collaborate to develop a informational materials for the Cathepsin K ELISA Test that are reasonably acceptable to both Parties; provided, however, that such proposed materials shall not be disclosed to any Third Party without diaDexus' prior written consent, which shall not be unreasonably withheld or delayed.

         5.5 TRADEMARKS. Quest shall use the Trademarks when it markets the Cathepsin K ELISA Test. diaDexus shall have the right to modify or change the Trademarks, or add or delete Trademarks, in its sole discretion and upon written notice to Quest.

         5.6 DILIGENCE. Quest shall meet the following milestones:

         (a) Development and technical evaluation of the Cathepsin K ELISA Test within three (3) months of Quest's receipt of the ASRs and diaDexus Know-How set forth in Section 5.1;

         (b) Completion of a benchmark study and preliminary clinical value assessment of the Cathepsin K ELISA Test within six (6) months of Quest's receipt of the ASRs and diaDexus Know-How set forth in Section 5.1; and

         (c) If both Parties agree, after good faith review of all applicable data and information, that the milestone set forth in Section 5.6(b) has been achieved and that the Cathepsin K ELISA Test has reasonable clinical value, then Quest, with the reasonable assistance and cooperation of diaDexus, shall start a more complete evaluation of the Cathepsin K ELISA Test and Quest will commence offering the Cathepsin K ELISA Test under this Agreement.



                                   ARTICLE 6.
                               PAYMENT PROVISIONS

         6.1 MODE OF PAYMENT. All payments hereunder will be made by direct wire transfer of United States Dollars in the requisite amount to such bank account as diaDexus may from time to time designate by written notice to Quest. Payments will be free and clear of any taxes (other than withholding and other taxes imposed on the payee), fees or charges, to the extent applicable.

         6.2 RECORDS RETENTION. For three (3) years after the each report provided to diaDexus pursuant to Section 3.1(b), Quest shall keep records of such Performed Tests in sufficient detail to confirm the accuracy of any royalty and other payment calculations hereunder. Such records shall be deemed the Confidential Information of each Party.

         6.3 AUDITS.

                  (a) AUDIT RIGHTS; PROCEDURE. Upon the written request of diaDexus, and not more than once in each calendar year, Quest will permit an independent certified public accounting firm selected by diaDexus, and reasonably acceptable to Quest, at diaDexus's expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Quest as may be reasonably necessary to verify the accuracy of any financial reports to diaDexus for any quarter's Performed Tests within the preceding three (3) years.

                  (b) ADDITIONAL PAYMENTS; COST REIMBURSEMENT. If such accounting firm concludes that additional royalties or other payments were owed during such period, Quest will pay the additional royalties or other payments, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date Examiner delivers to Examinee such accounting firm's written report. If the amount of the underpayment is greater than five percent (5%) of the total amount owed, then Quest will in addition reimburse diaDexus for its reasonable costs related to such audit.

                  (c) CONFIDENTIALITY. The independent, certified public accountant shall be required to maintain all information it reviews in confidence, except that it may report the results of its audit to diaDexus. diaDexus will treat all information subject to review under this Section 6.3 in accordance with the confidentiality provisions of Article 8, and will cause its accounting firm to enter into a confidentiality agreement reasonably acceptable in form and substance to Quest, obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

                  (d) AUDIT DISPUTES. If Quest in good faith disputes the conclusion of the accounting firm under subsection (b) above that Quest owes additional royalties or other payments, or any specific aspect of the conclusion, then Quest will inform diaDexus by written notice within sixty (60) days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for Quest's disputing such conclusion. The Parties will promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within sixty (60) days after such notice, the matter will be resolved pursuant to
Section 12.8, and interest will be payable on any additional royalties or other payments determined to be due in the same manner as provided for in Section 3.1(b).

                                   ARTICLE 7.
                              INTELLECTUAL PROPERTY

         7.1 OWNERSHIP. diaDexus shall retain all of its right, title and interest in and to any and all diaDexus Patents, diaDexus Know-How, and the Trademarks.

         7.2 TITLE TO INVENTIONS. If Quest or its Affiliates, or any employees or agents of either, conceive and/or reduce to practice any Improvements or modifications (whether patentable or not) of the Cathepsin K ELISA Test (an "Invention"), ownership of such Invention shall be determined by, and follow, the rules for determining inventorship under the laws of the

United States; provided, however, that, if any such Invention is owned solely by Quest and/or any of its Affiliates, Quest shall promptly disclose such Invention in writing to diaDexus and grant to diaDexus a royalty-free, fully paid-up, perpetual, worldwide non-exclusive license, with rights to grant sublicenses (subject to diaDexus payment to Quest of one-half (1/2) the fair market value, in an arm's length transaction, of any and all payments received by diaDexus as consideration solely for granting such sublicense only to such Inventions), under any and all intellectual property rights claiming such Invention, to use such Invention for any purpose; and, provided further, that Quest shall not transfer, assign or license its rights to such Invention, other than as part of the merger, sale or acquisition of substantially all of the business associated with the subject matter of this Agreement, without the prior written notice of such intent to diaDexus, after which notice Quest shall, at diaDexus' option if exercised within thirty (30) days of such notice, negotiate in good faith commercially reasonable terms for making such transfer, assignment or exclusive license to diaDexus. Quest shall require its Affiliates and employees or agents of either to assign inventions to Quest as reasonably necessary to implement this Section 7.2.

         7.3 PATENT PROSECUTION. diaDexus Patents shall be prosecuted and maintained solely by diaDexus at its option and its own expense; provided, however, that diaDexus shall: (i) use counsel reasonably acceptable to Quest for such prosecution and maintenance in the Territory; (ii) keep Quest or its counsel informed with regard to all patent application prosecutions, maintenance processes and other formal communications with patent offices in the Territory with respect to the diaDexus Patents; and (iii) promptly deliver to Quest or its counsel copies of all patent applications, amendments, office actions, related correspondence and other related documents regarding the diaDexus Patents in the Territory. Any and all Patent Rights claiming an Invention pursuant to Section
7.2 shall be prosecuted and maintained by Quest, at its sole cost and expense; provided, however, that Quest shall provide any and all proposed patent applications for such Inventions to diaDexus at least thirty (30) days before filing.

         7.4 ENFORCEMENT. During the term of this Agreement, Quest shall have the right, in its sole discretion and at its sole cost and expense, to initiate and prosecute a suit or other legal proceeding in the Territory to enforce and defend the Licensed Intellectual Property with respect to any infringement or other unlawful use thereof in the Territory by a Third Party; provided, however, that Quest shall have no obligation to bring such suit or other proceeding; and provided further, that diaDexus shall have the right, at its sole cost and expense, to join as a party in such suits or other legal proceedings. If Quest fails diligently to enforce or defend the Licensed Intellectual Property, diaDexus shall have the right to enforce or defend the Licensed Intellectual Property. Subject to each Party's confidentiality obligations with Third Parties, each Party shall promptly notify the other of any potential or actual infringement of the Licensed Intellectual Property, any Patent Rights claiming an Invention pursuant to Section 7.2, or any unlawful use of the Cathepsin K ELISA Test, of which such Party becomes aware.

         7.5 THIRD PARTY PATENT RIGHTS. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of the Cathepsin K ELISA Test or exercise of the license rights of Quest under any license granted pursuant to this Agreement, the Party receiving notice of such alleged infringement shall promptly notify in writing the other Party.

                                   ARTICLE 8.
                                 CONFIDENTIALITY

         8.1 CONFIDENTIALITY OBLIGATIONS. Each Party agrees that, for the term of this Agreement and for three (3) years thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, know-how of the disclosing Party). The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

                  (a) was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

                  (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

                  (c) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

                  (e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

         8.2 PERMITTED DISCLOSURES. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, advising investors and the investment community of the results of the activities hereunder (subject to the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed), complying with applicable governmental regulations, granting a permitted sublicense hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder. If a Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Confidential Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

         8.3 PRESS RELEASES. Except to the extent required by law or as otherwise permitted in accordance with this Section 8.3, neither Party will make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties may issue a press release announcing the execution of this Agreement and the general subject matter hereof.

                                   ARTICLE 9.
                         REPRESENTATIONS AND WARRANTIES

         9.1 REPRESENTATIONS BY DIADEXUS. diaDexus represents and warrants to Quest that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(iii) it has the right to grant the licenses granted under Article 2 of this Agreement; (iv) use of the Licensed Intellectual Property by Quest and its Affiliates as contemplated hereby will not infringe the valid intellectual property rights of any Third Party; (v) diaDexus has no actual knowledge of any Third Party claiming to have, through diaDexus or otherwise, any title or interest in or to any of the Licensed Intellectual Property in the Territory (subject only to royalty-free, non-exclusive license rights of the federal government of the United States of America); and (vi) diaDexus has not granted any options, licenses, or assignments of any kind relating to the Licensed Intellectual Property in the Territory in the cDx Field or rDx Field, and, subject to Section 12.2, diaDexus will not grant any such options, licenses or agreements to any Third Party with respect to use of any of the Licensed Intellectual Property in the Territory in the cDx Field or rDx Field prior to the termination or expiration of this Agreement, whichever is earlier.

         9.2 REPRESENTATIONS BY QUEST. Quest represents and warrants to diaDexus that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; and (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         9.3 PARTICIPATION IN FEDERALLY FUNDED HEALTHCARE PROGRAMS. Each party to this Agreement represents that (i) it has not, as of the Effective Date, been convicted of a criminal offense related to health care, or (ii) is not currently, as of the Effective Date, listed by a federal agency as debarred, excluded or otherwise ineligible for participation in federally funded health care programs. Either party shall notify the other within five (5) days, in writing, of any change in this representation if circumstances change to render this representation false during the term of this Agreement. Such change in circumstances shall constitute cause by the other party to immediately terminate this Agreement. For purposes of this paragraph, a party is defined as the entities entering into this contract, and/or its principals, directors and officers.

         9.4 DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTIES.

                                  ARTICLE 10.
                                 INDEMNIFICATION

         10.1 INDEMNIFICATION BY DIADEXUS. diaDexus shall indemnify, defend and hold Quest and its Affiliates, agents, employees, officers and directors (the "Quest Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits arising out of negligent and/or willful misconduct by diaDexus with respect to: (a) diaDexus's performance of, or failure to perform, its obligations under this Agreement; or (b) breach by diaDexus of its representations and warranties under this Agreement. Notwithstanding the foregoing, diaDexus' obligations pursuant to this Section 10.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Quest Indemnitees and diaDexus shall have no obligation to defend or indemnify the Quest Indemnitees with respect to Third Party claims arising out of breach by Quest of its representations and warranties set forth in this Agreement.

         10.2 INDEMNIFICATION BY QUEST. Quest shall indemnify, defend and hold diaDexus and its Affiliates, agents, employees, officers and directors (the "diaDexus Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits arising out of negligent and/or willful misconduct by Quest with respect to: (a) Quest's performance of, or failure to perform, its obligations under this Agreement; (b) breach by Quest of its representations and warranties under this Agreement; or (c) personal injury, product liability or property damage relating to or arising from the use or promotion of the Cathepsin K ELISA Test by Quest or its Affiliates. Notwithstanding the foregoing, Quest's obligations pursuant to this Section 10.2 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the diaDexus Indemnitees and Quest shall have no obligation to defend or indemnify the diaDexus Indemnitees with respect to Third Party claims arising out of breach by diaDexus of its representations and warranties set forth in this Agreement.

         10.3 NOTIFICATION OF CLAIM; CONDITIONS TO INDEMNIFICATION OBLIGATIONS. As a condition to a Party's right to receive indemnification under this Article 10, such Party shall: (i) promptly notify the other Party as soon as the Party seeking indemnity becomes aware of a claim or action for which indemnification may be sought pursuant hereto; (ii) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and
(iii) permit the indemnifying Party to control the defense of such claim or suit, including, without limitation, the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or that otherwise materially affects the indemnified Party's rights under this Agreement without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

                                  ARTICLE 11.
                           TERMINATION AND EXPIRATION

         11.1 TERM. This Agreement will commence upon the Effective Date and, unless earlier terminated as provided herein, will expire three (3) years after the Effective Date.

         11.2 TERMINATION OF THE AGREEMENT UPON MATERIAL BREACH. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within thirty (30) days after the receipt of such notice, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement.

         11.3 TERMINATION FOR CONVENIENCE. Quest shall have the right to terminate this Agreement, for any reason or no reason, upon one hundred twenty
(120) days written notice to the other Party; provided, however, that Quest's rights under this Section 11.3 shall terminate upon successful completion of the milestone set forth in Section 5.6(b).

         11.4 CONSEQUENCES OF TERMINATION OR EXPIRATION.

                  (a) RETURN OF MATERIALS. Upon termination or expiration of this Agreement Quest will return to diaDexus any and all ASRs, Confidential Information of diaDexus, and any other records and materials in its possession or control containing or comprising the diaDexus Know-How or other Confidential Information of diaDexus.

                  (b) EFFECT OF TERMINATION AND ACCRUED RIGHTS. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from accrued payment obligations (subject to any offset for damages on account of the other Party's breach) or from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                  (c) SURVIVAL. The following Articles and Sections of this Agreement shall survive its termination or expiration: Articles 1, 6, 7, 8, 9, 10 and 12 and Sections 11.4.

                                  ARTICLE 12.
                               GENERAL PROVISIONS

         12.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other.

         12.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement without consent to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all such Party's duties and obligations hereunder, except that no intellectual property of any Third Party acquiror of such Party will be included in the licenses granted hereunder. This Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.2 will be null and void.

         12.3 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.

         12.4 FORCE MAJEURE. Neither Party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, or governmental acts or restriction that is beyond the control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than ninety (90) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

         12.5 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         12.6 CAPTIONS. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         12.7 GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

         12.8 DISPUTE RESOLUTION. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to any court of competent jurisdiction within the State of California, and each Party hereby consents to the jurisdiction and venue of such courts for such disputes.

         12.9 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Parties.

         If to diaDexus, addressed to:

                  diaDexus, Inc.
                  343 Oyster Point Blvd.
                  South San Francisco, CA 94080-1913
                  Attn.:  Chief Executive Officer
                  Fax: (650) 246-6499

         If to Quest, addressed to:

                  Quest Diagnostics Incorporated
                  One Malcolm Avenue
                  Teterboro, New Jersey 07608

                  Attn.:  General Counsel
                  Fax:  (201) 462-4795

                  With a copy to Chief Intellectual Property Counsel

                  Quest Diagnostics Incorporated
                  33608 Ortega Highway
                  San Juan Capistrano, California
                  Attn: Chief Intellectual Property Counsel

         12.10 NO CONSEQUENTIAL DAMAGES. EXCEPT PURSUANT TO ARTICLE 10, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

         12.11 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         12.12 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

         12.13 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

DIADEXUS, INC.                           QUEST DIAGNOSTICS INCORPORATED


By: /s/ Mohan S. Iyer                    By: /s/ Jorge A. Leon
   ------------------------                 ---------------------------

Name: Mohan S. Iyer                      Name: Jorge A. Leon
     ----------------------                   -------------------------

Title: VP, Business Development          Title: VP, Applied Genomics
      -------------------------               -------------------------

Date: October 15, 2001                   Date: October 15, 2001
     ----------------------                   -------------------------

                                    EXHIBIT A

                                DIADEXUS PATENTS

                DATE OF
U.S. PATENT #    PATENT    INVENTOR NAME             ASSIGNED TO
5,861,298        1/19/99   Mark Adams et al.         GlaxoSmithKline plc
5,501,969        3/26/96   Gregg Hastings et al.     Human Genome Sciences Inc.

                                    EXHIBIT B

                                   TRADEMARKS





DIADEXUS(R), INC.
[DIADEXUS LOGO]

                        Other trademarks to be announced

                                    EXHIBIT C

                            ANALYTE-SPECIFIC REAGENTS

         Each ASR shipment will contain the following bulk packaged components with appropriate labeling:

         1.       Enzyme/antibody conjugate

         2. Antibody coated 96-well microtiter plate containing a minimum of 80 (eighty) testable wells.

         3.       Calibrator set containing all required levels

         4.       Proprietary buffers, solutions or reagents as required